Exhibit (a) (1) (E)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Magnetek, Inc.

at

$50.00 Net Per Share

by

Megatron Acquisition Corp.

a wholly owned subsidiary of

Columbus McKinnon Corporation

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, SEPTEMBER 1, 2015, UNLESS THE OFFER IS EXTENDED.

To Our Clients:	August 5, 2015

Enclosed for your consideration is an Offer to Purchase, dated August 5, 2015 (the “Offer to Purchase”) and the related Letter of Transmittal for Shares (which, together with the Offer to Purchase and the Letter of Transmittal for Employee Restricted Shares and any amendments or supplements thereto, collectively constitute the “Offer”) relating to the offer by Megatron Acquisition Corp., a Delaware corporation (the “Purchaser”) and wholly owned subsidiary of Columbus McKinnon Corporation, a New York corporation (“CMCO”), to purchase all outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Magnetek, Inc., a Delaware corporation (“Magnetek”), at a purchase price of $50.00 per Share, net to the seller in cash, without interest (the “Offer Price”), subject to any withholding of taxes required by applicable law, upon the terms and subject to the conditions set forth in the Offer to Purchase.

Also enclosed is the Letter to Shareholders from the President and Chief Executive Officer of Magnetek accompanied by Magnetek’s Solicitation/Recommendation Statement on Schedule 14D-9.

WE (OR OUR NOMINEES) ARE THE HOLDER OF RECORD OF SHARES HELD BY US FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL FOR SHARES IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED TO TENDER SHARES FOR OUR ACCOUNT.

We request instructions as to whether you wish to tender any or all of the Shares held by us for your account according to the terms and conditions set forth in the Offer.

Your attention is directed to the following:

1.	The purchase price is $50.00 per Share, net to the seller in cash, without interest, subject to any withholding of taxes required by applicable law, upon the terms and subject to the conditions set forth in the Offer to Purchase.

2.	The Offer is being made for all outstanding Shares.

3.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of July 26, 2015 (the “Merger Agreement”), by and among CMCO, the Purchaser and Magnetek. Pursuant to the Merger Agreement, the Purchaser will be merged with and into Magnetek as soon as practicable after acceptance of Shares for payment in the Offer, without a vote of the shareholders of Magnetek, in accordance with Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), with Magnetek surviving the merger as a wholly owned subsidiary of CMCO (the “Merger”). At the effective time of the Merger, each Share then outstanding (other than Shares held in the treasury of Magnetek or owned by CMCO or any subsidiary of CMCO or Magnetek, or Shares held by shareholders of Magnetek who have validly exercised appraisal rights under Delaware law) will be converted into the right to receive the Offer Price, subject to any withholding of taxes as required by applicable laws, as set forth in the Merger Agreement and described in the Offer to Purchase.

4.	The board of directors of Magnetek unanimously: (i) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, upon the terms and subject to the conditions set forth therein, (ii) determined that the Merger Agreement and such transactions are fair to, and in the best interests of, Magnetek and its shareholders, and (iii) resolved to recommend that Magnetek’s shareholders accept the Offer and tender their Shares into the Offer.

5.	THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, SEPTEMBER 1, 2015 (THE “EXPIRATION DATE”), UNLESS THE OFFER IS EXTENDED BY THE PURCHASER, IN WHICH EVENT THE TERM “EXPIRATION DATE” MEANS THE LATEST TIME AT WHICH THE OFFER, AS SO EXTENDED BY THE PURCHASER, WILL EXPIRE.

6.	There is no financing condition to the Offer. The Offer, and the obligation of the Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer, is conditioned on there being validly tendered (and not properly withdrawn) prior to the expiration of the Offer that number of Shares that, together with the number of Shares (if any) then owned by CMCO and the Purchaser, equals at least a majority of all then outstanding Shares entitled to vote. The Offer is also subject to the satisfaction of certain other conditions described in this Offer to Purchase, including, among other conditions, (i) the termination or expiration of the applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and (ii) that the Merger Agreement has not been terminated in accordance with its terms. See Section 14—“Conditions of the Offer” of the Offer to Purchase.

7.	The Purchaser will pay all fees and expenses incurred in connection with the Offer by American Stock Transfer & Trust Company, LLC, which is acting as the depositary for the Offer (the “Depositary”), and MacKenzie Partners, Inc., which is acting as the information agent for the Offer. See Section 16—“Fees and Expenses” of the Offer to Purchase.

If you wish to have us tender any of or all the Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the detachable part hereof. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF BEFORE THE EXPIRATION DATE.

In all cases, payment for Shares accepted for payment in the Offer will be made only after timely receipt by the Depositary of (i) Share certificates (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase)), (ii) a properly completed and duly executed Letter of Transmittal for Shares (or manually signed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer effected pursuant to the procedures set forth in Section 3—“Procedure for Tendering Shares” of the Offer to Purchase, an Agent’s Message (as defined in the Offer to Purchase) in lieu of a Letter of Transmittal for Shares), and (iii) any other documents required by the Letter of Transmittal for Shares. Accordingly, tendering shareholders may be paid at different times depending upon when Share certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING PAYMENT.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any state in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such state or any administrative or judicial action pursuant thereto. However, the Purchaser may take such action as it deems necessary to make the Offer in any state and extend the Offer to holders of such Shares in such state.

INSTRUCTIONS WITH RESPECT TO THE

OFFER TO PURCHASE FOR CASH

All Outstanding Shares of Common Stock

of

Magnetek, Inc.

by

Megatron Acquisition Corp.

a wholly owned subsidiary of

Columbus McKinnon Corporation

The undersigned acknowledge(s) receipt of your letter, the Offer to Purchase, dated August 5, 2015 (the “Offer to Purchase”), and the related Letter of Transmittal for Shares relating to shares of common stock, par value $0.01 per share (the “Shares”), of Magnetek, Inc., a Delaware corporation.

This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, on the terms and subject to the conditions set forth in the Offer to Purchase and related Letter of Transmittal for Shares.

NUMBER OF SHARES TO BE TENDERED:(1)	SIGN HERE

Shares

(Signature(s))

Please Type or Print Names(s)

Please Type or Print Names(s)

Area Code and Telephone Number

Tax Identification Number or Social Security Number

Dated:

(1) Unless otherwise indicated, it will be assumed that all your Shares are to be tendered.